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                       PLACEMENT AGREEMENT

                      September 17, 1998


Casinovations Incorporated
5240 South Eastern Avenue, First Floor
Las Vegas, Nevada  89119

Dear Sirs:

       Discussions have been held between Casinovations Incorporated, a Washington company (the "Company"), and Grant Bettingen, Inc. and First Global Securities, Inc. (the "Placement Agents") concerning an offering (the "Offering") by the Company for 1,500,000 shares (the "Shares") of the Company's common stock at a price of $2.50 per share pursuant to a prospectus on a Registration Statement on Securities and Exchange Commission Form SB-2/A (Amendment No. 1), SEC File No. 333-31373 (the "Registration Statement"). The Company intends to file a Post-Effective Amendment No.2 to the Registration Statement (hereafter, as amended by the Post-Effective Amendment No.2, references shall be to the Registration Statement). The Placement Agents hereby confirm their interest in underwriting a maximum of 1,182,100 shares of the Company's common stock on a "best efforts" basis.

          1.    Timetable.   The parties hereto  shall  forthwith
     agree upon a timetable for blue-sky filings, and all other steps necessary to effectuate the Offering.

          2. Placement Agent's Counsel. The "Broker Dealer Selling Agreement" shall be prepared by the Placement Agents, and the Company shall make all required filings with respect to the Securities and Exchange Commission. All corporate proceedings undertaken by the Company and other legal matters, which relate to the Offering and other related transactions, shall be satisfactory in all material respects to counsel for the Placement Agents.

          3.    The  Company   proposes  to  offer  through   the
     Placement  Agents  and/or a selling group  selected  by  the
     Placement Agents up to 1,182,100 shares of the Company's common stock at the purchase price of $2.50 per share. The Placement Agents contemplate to place the Offering on a "best efforts" basis, with a no minimum escrow requirement. The Offering shall be closed only upon receipt of a letter from the Company.

          4. Warrants. The warrants issued and to be issued by the Company within sixty (60) days from the date hereof shall be acceptable to the Placement Agents, the consent to which shall not be unreasonably withheld.

          5. Future Sales. It is understood that during the period of the proposed Offering and for one hundred eighty
     (180) days from the date of this agreement, the Company will not sell any equity or long-term debt securities without the Placement Agents prior written consent, which may not be unreasonably withheld.

          6. Reciprocal Indemnification. It is understood that there is reciprocal indemnification between the Company and the Placement Agents as to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          7.    Information  Available.   It  is  understood  and
     agreed between the Company and the Placement Agents that all documents and other information relating to the Company's

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     affairs,  including  certain  non-public,  confidential   or
     proprietary  information,  whether  oral  or  written   (the
     "Company Information"), will be made available upon request to the Placement Agents and their respective attorneys at the Placement Agents' office or at the offices of the
     Placement  Agents' respective attorneys and  copies  of  any
     such  document  will  be  furnished  upon  request  to   the
     Placement  Agents  or their respective attorneys.   Included
     within the documents, which must be made available as soon as possible, are the Company's Articles of Incorporation and all amendments thereto, Bylaws and all amendments thereto, minutes of all of the Company's Directors and Shareholders Meetings, all quarterly and annual financial statements, and correct copies of any material contracts, leases, and agreements to which the Company is a party. At the earliest practicable date, the Company will furnish the Placement Agents a business plan showing projected cash flow (or deficiencies) covering a three-year period and reconciled to the proposed "Use of Proceeds" section of the Registration
     Statement.   In  addition,  the  Company  will  provide  the
     Placement Agents with unaudited quarterly financial data.

          8. Confidentiality. The Company and the Placement Agents understand and agree that the Company will be furnishing certain Company Information to the Placement Agents and providing access to the Company's personnel for the sole purpose of assisting the Placement Agents in their efforts to act as underwriters for the Company. In consideration of furnishing such Company Information, the Placement Agents hereby covenant and agree that, without the prior express written consent of the Company, the Placement Agents shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any of the Company Information, including but not limited to information or other documents concerning (i) the Company's business, customers or suppliers; (ii) the Company's business plans, products, marketing methods, design specifications, files, and credit and collection techniques and files; or (iii) the Company's trade secrets and other "know-how" or information not of a public nature.

          9. Properties, Capital Structure, Dilution, Employee Benefit Plans. The properties owned or held under option by the Company, the capital structure of the Company immediately preceding the Offering and Company's business plan shall be provided to the Placement Agents. Any employee (including officers and/or directors) incentive plan (including royalty plan), of whatever nature, presently contemplated, shall be fully disclosed to the Placement Agents.

          10. Blue-Sky Laws. It is understood and agreed between the Company and the Placement Agents that it shall be the obligation of the Company together with the Placement Agents and their respective counsel to use its best efforts to qualify the sale of the Company's common stock in such states as may be designated by the Placement Agents. The officers, directors and promoters of the Company will comply with applicable Blue-Sky escrow requirements, including those pertaining to the escrow of shares, provided such escrow shall in no event extend beyond a period of two years; notwithstanding the foregoing, in the event that escrow or other terms of any Blue-Sky qualification are not acceptable to the Company in its sole and absolute discretion, the Company may elect to withdraw any application for Blue-Sky qualification from any such state or jurisdiction. The parties hereto shall agree on the division of legal work pertaining to Blue-Sky qualification.

          11. Placement Agents Fee. The Shares will be placed to the public by the Placement Agents and selling group members with an aggregate fee of ten percent (10%) of the offering price for shares placed by the Placement Agents. The Placement Agents will entitled to such fee for a maximum of 1,182,100 shares sold pursuant to the Registration

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     Statement.  The Placement Agents may re-allow all or part of such fee to any member of the selling group.

          12. Warrants. In the event that the Placement Agents place all of the remaining 1,182,100 shares of the Company's common stock at the purchase price of $2.50 per share within sixty (60) days of the signing of this Agreement, the Company shall issue to the Placement Agents warrants for the purchase of 550,000 shares of the Company's common stock at a price of $3.00 per share (a) upon the termination of the Offering, and (b) after receipt by the Company of full proceeds for the 1,182,100 shares of the Company's common stock sold under the Offering. The warrants to be issued to the Placement Agents pursuant to this paragraph shall be referred to as the "Class E Warrants."

          13. Piggy-back Registration Rights. In the event the Company files a registration statement with the Securities and Exchange Commission (other than a registration statement on Form S-4 or Form S-8, or any successor form thereto), the Company shall give written notice thereof to the Placement Agents. If the Company has received written requests from the Placement Agents to register the shares underlying the Class E Warrants (the "Warrant Shares") within thirty (30) days after such notice, the Company shall include in such registration such Warrant Shares.

          14. Expenses. The Company shall bear all its costs and expenses incident to the issuance, offer, sale and delivery of the Shares, its costs and fees for qualification under applicable state securities laws, and its fees and disbursements to its counsel and accountants, its costs for preparing and printing of the prospectus, and its costs for printing as many copies of the documents and prospectuses as the Placement Agents may deem necessary and related exhibits. The Placement Agents agree to pay all fees and expenses of any legal counsel whom it may employ to represent it separately in connection with or on account of the Offering by the Company other than its attorneys fees relating to blue-sky filings as provided in the following sentence. To the extent blue-sky work is undertaken by Placement Agents' counsel authorized in writing by the Company pursuant to paragraph 9 hereof, such work shall be separately billed to the Company and shall be the financial obligation of the Company.

          15. Representations of the Company. The Company represents and warrants that no officer, director or shareholder of the Company is a member of the NASD, an employee or associated member of the NASD, with the exception of Richard S. Huson. The Company represents and warrants that it has not promised or represented to any person that any part of the Shares will be directed or otherwise made available to them in connection with the Offering. The Company represents that it has separately disclosed to the Placement Agents all conflicts of interest involving officers, directors, principal shareholders and/or employees.

          16. Registration under the Securities Act of 1934; Quarterly Reports to Shareholders; Quotation on NASDAQ; Listing in Moody's; Transfer Agent. The Company represents that it will prepare and file a Form 8-A or a Form 10 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as soon as possible but no later than one year after the successful termination of the Offering. The Company agrees that for at least five years after its common stock is registered under the Securities Exchange Act of 1934 the Company will issue to the Company's shareholders, within 45 days after the end of the Company's first three fiscal quarters, quarterly reports containing unaudited financial information. The Company, upon request of the Placement Agents, will promptly upon becoming eligible apply for quotation on the NASD Automatic

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     Quotation  System, if the Company believes that such  filing is in the best interests of the Company.

          17. Nominee to the Company's Board of Directors. In the event that the Placement Agents place all of the remaining 1,182,100 shares of the Company's common stock at the purchase price of $2.50 per share within sixty (60) days of the signing of this Agreement, the Placement Agents may collectively suggest one (1) nominee for the Board of
     Directors upon closing of this Offering. The Board of Directors may nominate such person for election to the Board of Directors if the Board of Directors believes that such nomination is in the best interests of the Company and the Company's shareholders.

          18. Governing Law. The terms and conditions of this letter shall be governed by and construed in accordance with the laws of the State of Nevada in effect on the date of this Agreement without resort to any conflict of laws principles, and the courts of the State of Nevada shall have sole and exclusive jurisdiction over any matter brought under, or by reason of, this letter.

     If this letter correctly sets forth our understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

                              Very truly yours,

                              GRANT BETTINGEN, INC.


                              By: /s/ Grant Bettingen
                                   Grant Bettingen
                                   President



                              FIRST GLOBAL SECURITIES, INC.


                              By: /s/ Noble Trenham
                                   Noble Trenham
                                   Chairman

                         ACKNOWLEDGEMENT

      Casinovations  Incorporated, a Washington corporation  (the
"Company"),  hereby  authorizes the undersigned  officer  of  the
Company  to  execute  this  acknowledgement  of  the  terms   and
conditions of this letter.

                              CASINOVATIONS INCORPORATED


                              By: /s/ Steven J. Blad
                                   Steven J. Blad
                                   President

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